Exhibit 10.1

FORM OF PERFORMANCE UNIT AWARD AGREEMENT

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

MARRIOTT VACATIONS WORLDWIDE CORPORATION

STOCK AND CASH INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is made on <<GRANT DATE>> (the “Grant Date”) by MARRIOTT VACATIONS WORLDWIDE CORPORATION (the “Company”) and <<PARTICIPANT NAME>> (“Employee”).

WITNESSETH:

WHEREAS, the Company maintains the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan, as amended (the “Plan”); and

WHEREAS, the Company wishes to award to designated employees certain Restricted Stock Unit awards (“RSUs”) as provided in Article 8 of the Plan with performance-based vesting criteria; and

WHEREAS, Employee has been approved by the Compensation Policy Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) to receive an award of RSUs under the Plan;

NOW, THEREFORE, it is agreed as follows:

1. Prospectus. Employee has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan dated <<DATE>>, which contains, among other things, a detailed description of the RSU award provisions of the Plan. Employee further acknowledges that he has read the Prospectus and this Agreement, and that Employee understands the provisions thereof.

2. Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.

3. Grant of RSUs. Subject to the terms and conditions of the Plan, Employee’s acceptance of this Agreement and to satisfaction of the tax provisions of any policy of the Company regarding international assignments, if applicable, this award (the “Award”) of <<QTY GRANTED>> RSUs is made as of the Grant Date.

4. RSU and Common Share Rights. The RSUs awarded under this Agreement shall be recorded in a Company book-keeping account and shall represent Employee’s unsecured right to receive from the Company the transfer of title to shares of Common Stock of the Company (“Common Shares”) earned in accordance with paragraph 5 below and Appendix A attached hereto, provided that Employee has satisfied the Conditions of Transfer set forth in paragraph 6 below and subject to the satisfaction of the provision on withholding taxes set forth in paragraph 10 below. On the Settlement Date set forth below, the Company shall reverse the book-keeping entry for all of the RSUs and transfer a number of Common Shares equal to the portion of the RSUs that is earned in accordance with paragraph 5 below and Appendix A hereto (which number of Common Shares may be reduced by the number of shares withheld to satisfy withholding taxes as set forth in paragraph 10 below, if share reduction is the method utilized for satisfying the tax withholding obligation) to an individual brokerage account (the “Account”) established and maintained in Employee’s name. Any RSUs which are not earned in accordance with paragraph 5 and Appendix A shall be forfeited effective as of the last day of the Performance Period (as defined in paragraph 5 below). Employee shall have all the rights of a stockholder with respect to the Common Shares transferred to the Account, including but not limited to the right to vote the Common Shares, to sell, transfer, liquidate or otherwise dispose of the Common Shares, and to receive all dividends or other distributions paid or made with respect to the Common Shares from the time they are deposited in the Account. Employee shall have no voting, transfer, liquidation, dividend or other rights of a Common Share stockholder with respect to the RSUs and/or the Common Shares underlying the RSUs prior to such time that such Common Shares are transferred, if at all, to the Account.

5. Vesting and Settlement of the RSUs. Except as otherwise provided in paragraph 8 below and subject to paragraph 6 below, on the Settlement Date the Employee shall have the right to each a number of RSUs, if any, based upon the achievement of specified levels of performance during the Performance Period, as set forth in Appendix A hereto. For purposes of this Agreement, the “Performance Period” shall be the three fiscal year period commencing on <<DATE>> and ending on << DATE>>. For purposes of this Agreement, the “Settlement Date” shall be a date established by the Committee on or prior to the date on which the Committee certifies, in writing, the level of achievement with respect to the performance criteria set forth in Appendix A, which Settlement Date shall be no later than the 15th day of the third month following the month in which the Performance Period ends. Notwithstanding the foregoing, in the event that the Settlement Date is a day on which stock of the Company is not traded on the New York Stock Exchange or another national exchange, then the Settlement Date shall be the next following day on which the stock of the Company is traded on the New York Stock Exchange or another national exchange.

6. Conditions of Transfer. Except as otherwise provided in paragraph 8 below, with respect to any RSUs awarded to Employee under this Agreement, as a condition of Employee receiving a transfer in accordance with paragraph 4 above of any Common Shares earned in accordance with paragraph 5 and Appendix A, Employee shall meet all of the following conditions during the entire period from the Grant Date hereof through the last day of the Performance Period:

(a)	Employee must continue to be an active employee of the Company (“Continuous Employment”);

(b)	Employee must refrain from Engaging in Competition (as defined in Section 2.22 of the Plan) without first having obtained the written consent thereto from the Company (“Non-competition”); and

(c)	Employee must refrain from committing any criminal offense or malicious tort relating to or against the Company or, as determined by the Committee in its discretion, engaging in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation (“No Improper Conduct”). The Company’s determination as to whether or not particular conduct constitutes Improper Conduct shall be conclusive.

If Employee should fail to meet the requirements relating to (i) Continuous Employment, (ii) Non-competition, or (iii) No Improper Conduct, then Employee shall forfeit the right to earn any RSUs granted hereunder, and Employee shall accordingly forfeit the right to receive the transfer of title to any Common Shares underlying such RSUs. The forfeiture of rights with respect to RSUs (and corresponding Common Shares) shall not affect the rights of Employee with respect to any Common Shares the title of which has already been transferred to the Account.

7. Non-Assignability. The RSUs shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.

8. Effect of Termination of Employment.

(a)	In the event Employee’s Continuous Employment is terminated prior to the Settlement Date on account of Employee’s death or Disability (as defined in Section 2.15 of the Plan), and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such death or Disability, then, immediately upon such termination of employment due to death or disability, a portion of Employee’s unvested RSUs equal to the total number of RSUs awarded under this Agreement multiplied by a fraction (in no event greater than 1), the numerator of which is the days between the beginning of the Performance Period and the date of such termination, and the denominator of which is the total number of days in the Performance Period, shall vest and be settled in accordance with paragraph 4, assuming the target level of performance set forth on Appendix A had been achieved, and Employee’s rights hereunder with respect to any such RSUs shall inure to the benefit of Employee’s executors, administrators, personal representatives and assigns. The RSUs that do not vest in accordance with the preceding sentence shall be immediately forfeited upon such termination due to death or disability.

(b)	In the event Employee’s Continuous Employment is terminated prior to the Settlement Date on account of Employee’s Retirement (as defined below), and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such Retirement, and provided that Employee continues to meet the requirements of Non-competition and No Improper Conduct, then Employee’s rights hereunder with respect to a portion of Employee’s unvested RSUs equal to the total number of RSUs awarded under this Agreement multiplied by a fraction (in no event greater than 1), the numerator of which is the days between the beginning of the Performance Period and the date of Retirement, and the denominator of which is the total number of days in the Performance Period, shall continue in the same manner as if Employee continued to meet the Continuous Employment requirement through the Settlement Date (and, as such, shall remain contingent upon achievement of the performance criteria set forth in Appendix A), and the remaining unvested RSUs be immediately forfeited upon such Retirement. For purposes of this Agreement, “Retirement” shall mean termination of employment on account of retiring with the specific approval of the Committee on or after such date on which Employee has attained age 55 and completed ten (10) Years of Service.

Except as set forth in this paragraph 8 above, no other transfer of rights with respect to RSUs shall be permitted pursuant to this Agreement.

9. Non-Solicitation. In consideration of good and valuable consideration in the form of the RSUs granted herein to which Employee is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, and in recognition of the Company’s legitimate purpose of avoiding for limited times competition from persons whom the Company has trained and/or given experience, Employee agrees that during the period beginning on the Grant Date and ending one year following his termination of employment with the Company, whether such termination of employment is voluntary or involuntary or with or without cause, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly contact, solicit or induce (or attempt to solicit or induce) any employee of the Company to leave their employment with the Company or consider employment with any other person or entity. Employee and the Company agree that any breach by Employee of the non-solicitation obligation under this paragraph will cause the Company immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of such breach, in addition to any other remedies it may have at law or in equity, the Company shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other form of equitable relief, liquidated damages in the amount of one hundred fifty percent (150%) of the Fair Market Value of the Awards granted hereunder as of the Grant Date, and the Company is entitled to recover from Employee the costs and attorneys’ fees it incurs to recover under or enforce this Agreement. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to receive money damages.

10. Taxes. The transfer of Common Shares on the Settlement Date, pursuant to paragraphs 4 and 6 above, shall be subject to the further condition that the Company shall provide for the withholding of any taxes required by federal, state, or local law in respect of the Settlement Date by reducing the number of RSUs to be transferred to the Account or by such other manner as the Committee shall determine in its discretion.

11. Consent. By executing this Agreement, Employee consents to the collection, maintenance and processing of Employee’s personal information (such as Employee’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, hire date, termination date, other employment information, citizenship, marital status) by the Company and the Company’s service providers for the purposes of (i) administering the Plan (including ensuring that the conditions of transfer are satisfied from the Grant Date through the Settlement Date), (ii) providing Employee with services in connection with Employee’s participation in the Plan, (iii) meeting legal and regulatory requirements and (iv) for any other purpose to which Employee may consent (“Permitted Purposes”). Employee’s personal information will not be processed for longer than is necessary for such Permitted Purposes. Employee’s personal information is collected from the following sources:

(a)	from this Agreement, investor questionnaires or other forms that Employee submits to the Company or contracts that Employee enters into with the Company;

(b)	from Employee’s transactions with the Company, the Company’s affiliates and service providers;

(c)	from Employee’s employment records with the Company; and

(d)	from meetings, telephone conversations and other communications with Employee.

In addition, Employee further consents to the Company disclosing Employee’s personal information to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Employee’s participation in the Plan, including:

(a)	financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan;

(b)	other service providers to the Plan, such as accounting, legal, or tax preparation services;

(c)	regulatory authorities; and

(d)	transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.

Where Employee’s personal information is provided to such third parties, the Company requires (to the extent permitted by applicable law) that such parties agree to process Employee’s personal information in accordance with the Company’s instructions.

Employee’s personal information is maintained on the Company’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted. Employee acknowledges and agrees that the transfer of Employee’s personal information to the United States or other countries other than the country in which this Award was granted is necessary for the Permitted Purposes. To the extent (if any) that the provisions of the European Union’s Data Protection Directive (Directive 95/46/EC of the European Parliament and of the Council) and/or applicable national legislation derived from such Directive apply, then by executing this Agreement Employee expressly consents to the transfer of Employee’s personal information outside of the European Economic Area. Employee may access Employee’s personal information to verify its accuracy, update Employee’s personal information and/or request a copy of Employee’s personal information by contacting Employee’s local Human Resources representative. Employee may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials. By accepting the terms of this Agreement, Employee further agrees to the same terms with respect to other Awards Employee received in any prior year under the Plan.

12. No Additional Rights. Benefits under this Plan are not guaranteed. The grant of Awards is a one-time benefit and does not create any contractual or other right or claim to any future grants of Awards under the Plan, nor does a grant of Awards guarantee future participation in the Plan. The value of Employee’s Awards is an extraordinary item outside the scope of Employee’s employment contract, if any. Employee’s Awards are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-term service awards, pension or retirement benefits (except as otherwise provided by the terms of any U.S.-qualified retirement or pension plan maintained by the Company or any of its subsidiaries), or similar payments.

13. Recapitalization or Reorganization. Certain events affecting the Common Stock of the Company and mergers, consolidations and reorganizations affecting the Company may affect the number or type of securities deliverable upon vesting of the RSUs.

14. Amendment of this Agreement. The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the Award shall adversely affect the Award in any material way without the written consent of Employee.

15. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at [ADDRESS], addressed to the attention of the [TITLE AND DEPARTMENT], and if to Employee, may be delivered personally or mailed to Employee at his or her address on the records of the Company.

16. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in paragraph 8 above and in the Plan, to the personal representatives, legatees and heirs of Employee.

17. No Effect on Employment. This agreement is not a contract of employment or otherwise a limitation on the right of the Company to terminate the employment of Employee or to increase or decrease Employee’s compensation from the rate of compensation in existence at the time this Agreement is executed.

18. Additional (Non-U.S.) Terms and Conditions. RSUs awarded under this Agreement shall be subject to additional terms and conditions, as applicable, set forth in the Company’s Policies for Global Compliance of Equity Compensation Awards, which are attached in the Appendix hereto and shall be incorporated herein fully by reference.

IN WITNESS WHEREOF, MARRIOTT VACATIONS WORLDWIDE CORPORATION has caused this Agreement to be signed by its Executive Vice President, Chief Human Resources Officer, effective as of the Grant Date.

MARRIOTT VACATIONS WORLDWIDE CORPORATION	EMPLOYEE

<<PARTICIPANT NAME>>

Executive Vice President, and Chief Human Resources Officer	Signed Electronically

APPENDIX A

PERFORMANCE-BASED VESTING CRITERIA

Performance Criteria

The number of RSUs earned, if any, will be determined following the end of the Performance Period based on the Company’s cumulative achievement over the Performance Period with respect to two performance objectives: (1) Adjusted EBITDA and (2) ROIC.

Payout Formula

The total number of RSUs earned for the Performance Period shall equal the following:

(Target Number of RSUs) multiplied by 50% multiplied by (% of target earned with respect to the Adjusted EBITDA objective); plus

(Target Number of RSUs) multiplied by 50% multiplied by (% of target earned with respect to the ROIC objective).

Payout Matrix

The Committee has established the following payout matrix with respect to each of the performance objectives described above. If performance falls between threshold and target or between target and maximum, the vesting percentage will be determined by the Committee based on straight-line interpolation; provided, however, that no payout shall be made with respect to a performance objective if the Threshold level of performance is not attained for the objective.

Performance Level	Adjusted EBITDA	ROIC	RSUs Earned (% of target)
Maximum	<<TARGET>>	<<TARGET>>	200%
Target	<<TARGET>>	<<TARGET>>	100%
Threshold	<<TARGET>>	<<TARGET>>	50%
< Threshold	<<TARGET>>	<<TARGET>>	0%

Performance Objective Definitions

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) means earnings (as reported in the Company’s financial statements) over the Performance Period, excluding the impact of non-consumer financing interest expense, provision for income taxes, depreciation and amortization, and restructuring charges. Adjusted EBITDA shall include the impact of interest expense associated with the Company’s debt from the securitization of its notes receivable and the utilization of its warehouse facility.

Return on Invested Capital. Return on invested capital (“ROIC”) means Adjusted EBIT (over the Performance Period) as a percentage of its Total Invested Capital. “Total Invested Capital” means the average of the beginning of the Performance Period and the end of the Performance Period total assets less current liabilities excluding debt.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

POLICIES FOR GLOBAL COMPLIANCE OF EQUITY COMPENSATION AWARDS

This document (the “Policies”) sets forth policies of Marriott Vacations Worldwide Corporation (“MVW”) for the administration of equity compensation awards (the “Awards”) granted to employees (the “Employees”) of MVW and its subsidiaries (together, the “Company”) under the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan, as amended (the “Plan”). The Policies apply to certain Employees who have received or held Awards under the Plan while working for the Company outside of the United States.

The Policies, as may be amended by the Company from time to time for changes in law, are an integral part of the terms of each agreement (the “Agreement”) under which Awards are granted to Employees under the Plan. As such, the Policies set forth additional requirements or conditions in the non-U.S. jurisdictions indicated below that certain Employees must satisfy to receive the intended benefits under their Awards. These requirements or conditions are established to ensure that the Company and the Employees comply with applicable legal requirements pertaining to the Awards in those jurisdictions. In addition, the Policies are established to assist the Employees in complying with other legal requirements which may not implicate the Company. These requirements, some carrying civil or criminal penalties for noncompliance, may apply with respect to Employees’ Awards or shares of MVW stock obtained pursuant to the Awards because of such Employees’ presence (which may or may not require citizenship or legal residency) in a particular jurisdiction at some time during the term of the Awards.

Legal requirements are often complex and may change frequently. Therefore, the Policies provide general information only and may not be relied upon by Employees as their only source of information relating to the consequences of participation in the Plan, nor may they serve as the basis for recovery against the Company for financial or other penalties incurred by Employees as a result of their noncompliance. Employees should seek appropriate professional advice as to how the relevant laws may apply to them individually.

Certain capitalized terms used but not defined in the Policies have the meanings set forth in the Plan or in the Agreements. To the extent the Policies appear to conflict with the terms of the Plan or the Agreements, the Plan and the Agreement shall control.

COUNTRY-SPECIFIC POLICIES

[To be added if applicable]